FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. PROVIDES INITIAL GUIDANCE FOR 2011

New York, New York, November 17, 2010:  Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced its initial guidance for 2011 which calls for net sales of $515.0 million and net income attributable to Inter Parfums, Inc. of approximately $29.0 million, or $0.96 per diluted share.  Guidance assumes the dollar remains at current levels.

Jean Madar, Chairman and CEO of Inter Parfums noted, "Our 2011 guidance reflects a confluence of factors, including the continued strength of our brands and worldwide distribution network, as well as ongoing improvement in the global economic climate.  With respect to European-based operations, our growth expectations for 2011 reflect the impact of our taking control over U.S. distribution for our prestige brands and the inclusion of the Montblanc fragrance business for a full year versus six months in 2010.  In addition, we have a strong line-up of new product launches and brand extensions to drive sales growth.  Early in the year, our first fragrance under the Jimmy Choo brand will be in select distribution in the U.K. and the U.S.; the signature scent will roll out globally in the spring. Also in the spring, we will debut our first new Montblanc fragrance for men as well as a new men's and women's scent for Paul Smith fragrances."

Mr. Mader continued, "With respect to Burberry Beauty, the color cosmetics collection, additional products will be rolled out throughout the year and distribution will be expanded by approximately 30 additional retail outlets."

Regarding U.S.-based operations, Mr. Madar went on to say, "Our first fragrances under recently signed agreements for the Betsey Johnson and Nine West brands are launching in the second half of the year.  We'll have more to say about distribution and product assortment as the launch dates get closer."

Mr Madar continued, "For the Banana Republic brand, a new women's scent is being readied, as are brand extensions for the Discover and Republic of Men and Republic of Women collections.  Building upon the success of the Gap brand's Close and Stay fragrances, a third women's signature scent and a new men's scent are planned.  We will also add more lip color and lip care products into the Gap beauty mix, along with their first nail color products.  We are also in the development stage for several new fragrance concepts and line extensions for our other specialty retail brands.  At the same time, we are pursuing new brands and hope to sign additional prestige and specialty retail agreements in the coming year."

Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, Van Cleef & Arpels, Jimmy Choo, Paul Smith, Montblanc and S.T. Dupont. The Company also owns Lanvin Perfumes and Nickel, a men's skin care company. It also produces personal care products for specialty retailers under exclusive agreements for Gap, Banana Republic, New York & Company, Brooks Brothers, bebe, Betsey Johnson and Nine West brands.  In addition, Inter Parfums produces and supplies mass market fragrances and fragrance related products. The Company's products are sold in over 120 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words. You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings "Forward Looking Statements" and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2009 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc. Russell Greenberg, Exec. VP & CFO (212) 983-2640 rgreenberg@interparfumsinc.com www.interparfumsinc.com	or	Contact at Investor Relations Counsel The Equity Group Inc. Linda Latman (212) 836-9609/llatman@equityny.com Lena Cati (212) 836-9611/lcati@equityny.com www.theequitygroup.com